Exhibit 99.1

For Immediate Release	Contact: Mike Drickamer
Director, Investor Relations
Patterson-UTI Energy, Inc.
(281) 765-7170

Patterson-UTI Energy Announces Agreement to Acquire Texas-Based Pressure Pumping Assets

HOUSTON, Texas – September 19, 2014 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today announced that one of its subsidiaries has entered into an agreement to acquire the Texas-based pressure pumping assets of a privately held company. The acquisition includes 143,250 horsepower of hydraulic fracturing equipment, which was manufactured in 2011 and 2012, and provides Patterson-UTI with two additional bases of operations and employees to support customer activity in the Eagle Ford and Haynesville shale plays. The pending transaction, which is expected to close within 90 days, is subject to customary closing conditions and receipt of required third party consents, and is subject to expiration or termination of the waiting period under the Hart-Scott-Rodino Act.

Andy Hendricks, Patterson-UTI’s Chief Executive Officer, stated, “This equipment has not been heavily operated since it was introduced to the market at a time of reduced demand for pressure pumping services. We believe the assets to be well-maintained, in very good condition and in line with our high standards.

Mr. Hendricks added, “Upon completion of this transaction and after delivery of the previously announced new equipment currently on order, we will have more than one million horsepower of fracturing capacity.”

Based upon published rig counts, nearly 50% of the rigs currently drilling horizontal wells in the United States are located in Texas. The acquired assets will supplement Patterson-UTI’s existing Texas-based pressure pumping operations in the Permian Basin, the Eagle Ford shale of South Texas, the Barnett shale of North Texas and the Haynesville shale of East Texas and Louisiana. Patterson-UTI also has a widespread pressure pumping presence in the Marcellus and Utica shale plays.

About Patterson-UTI

Patterson-UTI Energy, Inc. subsidiaries provide onshore contract drilling and pressure pumping services to exploration and production companies in North America. Patterson-UTI Drilling Company LLC and its subsidiaries operate land-based drilling rigs in oil and natural gas producing regions of the continental United States, Alaska, and western and northern Canada. Universal Pressure Pumping, Inc. and Universal Well Services, Inc. provide pressure pumping services primarily in Texas and the Appalachian region.

Location information about the Company’s drilling rigs and their individual inventories is available through the Company’s website at www.patenergy.com.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, deterioration of global economic conditions, declines in customer spending and in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on rates, utilization, margins and planned capital expenditures, excess availability of land drilling rigs and pressure pumping equipment, including as a result of reactivation or construction, adverse industry conditions, adverse credit and equity market conditions, difficulty in integrating acquisitions, shortages of labor, equipment, supplies and materials, supplier issues, weather, loss of key customers, liabilities from operations, changes in technology and efficiencies, governmental regulation and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.